Exhibit 5.1

Gennari Aronson, LLP	Ph: 781.719.9900
250 First Avenue	Fax: 781.719 9850
Suite 200	www.galawpartners.com
Needham, MA 02494

October 9, 2020

Yellowstone Acquisition Company

1411 Harney Street, Suite 200

Omaha, NE 68102

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing with the Securities and Exchange Commission (the “Commission”) on October 9, 2020 of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by Yellowstone Acquisition Company, a Delaware corporation (the “Company”), of up to 17,250,000 units of the Company, including the underwriters’ over-allotment option to purchase an additional 2,250,000 units (collectively, the “Units”), with each Unit consisting of one share of Class A common stock of the Company, par value $0.0001 per share (the “Common Stock” and the shares of Common Stock to be included in the Units, the “Shares”), and one-half of one warrant of the Company (the “Warrants”), each whole warrant entitling the holder thereof to purchase one share of Common Stock. The terms “Units,” “Shares” and “Warrants” shall include any additional such securities registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Units, the Shares and the Warrants.

In rendering the opinions stated herein, we have reviewed the following:

(a)	The form of Underwriting Agreement by and between the Company and Wells Fargo Securities, LLC, as representative of the underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Units (the “Underwriting Agreement”), filed as Exhibit 1.1 to the Registration Statement;

(b)	The specimen Unit certificate, filed as Exhibit 4.1 to the Registration Statement;

(c)	The specimen Class A common stock certificate, filed as Exhibit 4.2 to the Registration Statement;

(d)	The specimen Warrant certificate, filed as Exhibit 4.3 to the Registration Statement; and

(e)	The form of Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as the warrant agent (the “Warrant Agreement”), filed as Exhibit 4.4 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

It is understood that this opinion is to be used only in connection with the offer and sale of the Units while the Registration Statement is in effect.

October 9, 2020

The opinions set forth below are limited to the Delaware General Corporation Law (the “DGCL”) (which includes reported judicial decisions interpreting the DGCL) and the federal laws of the United States of America. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1)	When the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in accordance with the terms and conditions of the Underwriting Agreement, the Units will be validly issued, fully paid and nonassessable.

2)	When the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

3)	When the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in accordance with the terms and conditions of the Underwriting Agreement, the Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

In addition, in rendering the foregoing opinions, we have assumed that: (a) the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Warrant Agreement; (b) the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Warrant Agreement; (c) neither the execution and delivery by the Company of the Warrant Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Units: (w) conflicts or will conflict with the Certificate of Incorporation of the Company, (x) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (y) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (z) violates or will violate any law, rule or regulation to which the Company or its property is subject; and (d) neither the execution and delivery by the Company of the Warrant Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Units, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Gennari Aronson, LLP